Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP ACQUIRES POWELL MOUNTAIN

MINING OPERATIONS IN KENTUCKY AND VIRGINIA

Scott Depot, West Virginia, May 27, 2008 – International Coal Group, Inc. (NYSE: ICO) announced today that it has acquired the former Powell Mountain mining operations located in Lee County, Virginia, and Harlan County, Kentucky. The newly acquired assets include:

•	A modern preparation plant and rail loadout located near St. Charles, Virginia, which has dual rail service via the Norfolk Southern and CSX railroads;

•	An idle underground mine in the Darby seam, along with related mining equipment;

•	A permitted underground mine in the Middle Splint seam that is projected for future development; and

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Substantial coal holdings that are estimated to include approximately 29 million tons of high quality coal reserves, and 47 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geological analysis is completed.

The transactions were concluded through the purchase of the membership interests of Powdul Acquisition LLC, which owned the preparation plant, and the leasing of coal reserves from Dulcet Acquisition LLC, an affiliate of Penn Virginia Resource Partners, L.P. (NYSE: PVR). Penn Virginia acquired the membership interests of Dulcet Acquisition LLC in a separate contemporaneous transaction.

The Company expects to begin coal production from the Darby seam deep mine in June 2008. The Darby mine coal quality is well-suited to service both the compliance utility market and the high-volatile metallurgical market. ICG projects that, at full production, this mining complex will produce and ship over one million tons of coal annually.

“We are excited by our acquisition of the former Powell Mountain Coal properties,” said International Coal Group’s president and CEO, Ben Hatfield. “This transaction allows the Company to extend its Central Appalachian marketing reach and to increase production of metallurgical and high-quality steam coal promptly. Moreover, the transaction was structured in a manner that achieves additional production without substantial front-end capital outlays.”

Terms of the transaction were not disclosed.

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States, as well as European export markets.

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG’s production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG’s business; ICG’s plans and objectives for future operations and expansion or consolidation; ICG’s relationships with, and other conditions affecting, ICG’s customers; the availability and cost of key supplies or commodities, such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in or related to coal mining operations, including risks related to third-party suppliers, contractors and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG’s coal mining and production, and those affecting ICG’s customers’ coal usage; the ability to obtain and maintain all necessary governmental permits and authorizations; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG’s reserves; ICG’s assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG’s properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements and environmental initiatives relating to global warming; the impairment of the value of goodwill and long-lived assets; the ongoing effect of the Sago mine accident; ICG’s liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls; and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the statements were made. See also the “Risk Factors” of our 2007 Annual Report on Form 10-K and in our subsequent filings on Form 10-Q, all of which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time-to-time, and it is impossible for ICG to predict these events or how they may affect ICG or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

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FOR FURTHER INFORMATION CONTACT:

Ira Gamm

Vice-President—Investor and Public Relations

304-760-2619